Exhibit 99.1

Build-A-Bear Workshop, Inc. Reports Fiscal 2020 First Quarter Results and Actions Taken in Response to COVID-19

Ended the first quarter with a $1.6 million increase in cash to $21.9 million and a 4.9% decline in inventory as compared to the end of the fiscal 2019 first quarter and no borrowings on its revolving credit facility

ST. LOUIS--(BUSINESS WIRE)--June 2, 2020--Build-A-Bear Workshop, Inc. (NYSE: BBW) today reported preliminary results for its first quarter, the 13-week period ended May 2, 2020.

Sharon Price John, Build-A-Bear Workshop President and Chief Executive Officer, commented, “We ended fiscal 2019 with growth in total revenues and improved profitability, a stronger cash position and no borrowings on our revolving facility. At the time of our last earnings call, we were building on the momentum from last year's fourth quarter reporting positive year-to-date sales in fiscal 2020. However, starting March 18, given the growing concerns about the spread of COVID-19 and the ensuing governmental and CDC guidelines in response to the pandemic, we temporarily discontinued operations of our corporately-managed store fleet while simultaneously executing a variety of tactics to offset the impact of the store closures.

“Subsequently, we have seen demand in e-commerce continue to gain momentum with growth rates increasing to triple-digit levels with robust selling of key affinity and gifting offerings. In fact, we had the highest single day demand in our e-commerce history with the initial offering of our stuffed animal based on "the Child" from the Disney+ series, The Mandalorian. To support the increased digital demand, we rapidly evolved our order fulfillment processes, while following safety guidelines, and expedited a number of new efforts including adding a chat-bot to help manage consumer inquiries, an online waiting room to support high site traffic and a “buy online, ship from store” program to complete orders from select store locations.”

Ms. John continued, “In addition to driving e-commerce, we have spent the last few months continuing to actively respond to and manage the unprecedented circumstances driven by COVID-19, as have many other companies. While we have reopened select stores with new safety procedures in place and are cautiously optimistic about how consumers will respond, we expect to continue key actions that were immediately instituted to address the crisis including assertive cash preservation, tight inventory management, a revised marketing strategy and a reduced workforce while looking toward the future evolution of the company.

“Separately, our strategic decision to secure a high level of lease optionality given the changing shopping patterns and marketplace uncertainty over the last few years has resulted in over 70% of our store leases having a natural event in the next three years. As we look to the short and longer-term, this flexibility in our real estate portfolio provides potential benefits including an increased opportunity to more efficiently and quickly evolve our brick and mortar lease structures and footprint, if we choose to do so.

“We believe that the strategic pivot that we have been making as a company to diversify our business model gives us resilience to withstand today’s challenges. The awareness and emotional connection that our guests have with our brand continues to be a strong asset and we believe that consumers will look forward to resuming engagement with brands like Build-A-Bear that make them feel happy and connected. With modified training and an in-store experience designed to accommodate social distancing and safety guidelines for both associates and guests, we expect to have approximately 35 stores open by the end of this week with more rolling out over the coming weeks. Finally, I want to express my gratitude to Build-A-Bear associates for their commitment and support as well as thank all of the essential services workers that have been on the front lines during this time,” concluded Ms. John.

In response to COVID-19, the Company has taken actions including:

  Reducing and deferring expenses:
    Furlough of over 90% of its employees effective March 29, 2020;
    A 20% reduction in compensation for all employees not on temporary leave including each of its executive officers effective March 29, 2020;
    Elimination of the cash retainer for all non-employee directors serving on its Board of Directors for the fiscal 2020 first quarter;
    The delayed payment of 100% of the bonus earned by the company’s executive officers for fiscal 2019 performance and 80% of such bonuses earned by its other associates;
    The delayed payment of the Company’s contribution to its 401(k) plan; and
    Reduction in expenses and deferral of payments through extension of payment terms in many areas including its marketing programs. At quarter end, the Company had not paid April store rent and was in discussions with landlords regarding more favorable terms;
  Reducing its planned capital expenditures to maintenance levels; and
  Maintaining operating lease optionality with over 70% of its leases having a natural lease event over the next three years with approximately 120 locations having events before the end of fiscal 2020.

Operational and Distribution Network Update due to COVID-19:

  Starting on March 18, 2020, the Company temporarily closed its corporately-managed retail locations in North America and Europe. Since that time, the Company has modified several key operational processes including:
    Modifying its popular in-store experience to accommodate social distancing recommendations, crowd limitations and employee and guest safety considerations; and
    Adding a “Workshop Wednesday” program that offers digital entertainment and activities for families staying at home, generating nearly 100 million media impressions when it was announced in April. The Company expects Workshop Wednesdays to expand in the future to include in-store events;
  The Company’s e-commerce site was fully operational throughout the quarter. Order processing times were extended as procedures were updated to enhance social distancing and sanitation practices at its distribution center. The Company has seen its digital demand continue to gain momentum with growth rates increasing to triple-digit levels following the store closures and has improved fulfillment times with expanded features including:
    Adding capabilities for select stores to supplement its e-commerce fulfillment with a “buy online, ship from store” omni-channel program; and
    Adding new queue technology and enabling a chat bot to better serve customers in-line for high-demand product launches;
  The Company’s supply chain had minimal disruption in the quarter with the Company able to receive deliveries in a timely manner;
  The Company’s franchisees ended the quarter with 80 locations across Africa, Asia, Australia, Mexico, the Middle East and South America. The majority of the locations were closed due to COVID-19 at quarter-end and remain temporarily closed; and
  The Company’s third-party retail partners such as Great Wolf Resorts and Carnival Cruise Lines were closed due to COVID-19 at quarter-end and remain temporarily closed.

First Quarter 2020 Results (13 weeks ended May 2, 2020 compared to the 13 weeks ended May 4, 2019):

  At the time of its last earnings call on March 11, 2020, the Company reported an increase in Total revenues on a quarter-to-date basis compared to the same period in the prior year. Reflecting the impact of temporary store closures due to COVID-19, the Company had first quarter Total revenues of $46.6 million in fiscal 2020 compared to $84.4 million in the fiscal 2019 first quarter;
    Total revenues included the Company’s tenth consecutive quarter of double-digit growth in consolidated e-commerce sales;
  Retail gross margin was 26.9% of retail sales. The retail gross margin rate, excluding estimated non-cash store impairment charges, declined 1,825 basis points, including 1,570 basis points related to fixed occupancy costs that were recorded through the end of the first quarter despite store closures beginning on March 18, 2020;
  Selling, General and Administrative (“SG&A”) Expenses was $27.8 million including approximately $3.0 million paid to furloughed associates of which the Company expects at least $1.5 million to be reimbursed through government programs, and $0.6 million in additional bad debt expenses. SG&A declined by $9.1 million, or 25.4%, compared to the fiscal 2019 first quarter, primarily due to lower labor costs resulting from store closures and employee furloughs;
  Pre-tax loss was $18.7 million compared to pre-tax income of $2.4 million in the fiscal 2019 first quarter. Fiscal 2020 first quarter pre-tax loss included an estimated $4.8 million, or $0.32 per share, related to asset impairment charges;
  Income tax expense was $2.5 million with an effective negative tax rate of (13.6%) compared to $1.2 million with an effective rate of 50.3% in the fiscal 2019 first quarter. The tax rate in the fiscal 2020 first quarter included a $3.3 million non-cash income tax charge, or $0.22 per share, related to a valuation allowance against net deferred tax assets; and
  Net loss was $21.2 million, or $1.42 per share, compared to net income of $1.2 million, or $0.08 per diluted share, in the fiscal 2019 first quarter.

Income Tax Valuation Allowance:

In the fiscal 2020 first quarter, the Company recorded a valuation allowance on its net deferred tax assets in North America in the amount of $3.3 million. The non-cash charge does not have any impact on the Company’s consolidated operating income or cash flow, nor does such an allowance preclude the Company from using the deferred tax assets in the future.

Balance Sheet:

At the end of the 2020 fiscal first quarter, the Company had cash and cash equivalents totaling $21.9 million, a $1.6 million increase over the fiscal 2019 first quarter-end and no borrowings under its revolving credit facility. As noted in the Company’s 10-K filing, cash and cash equivalents were $23.8 million as of April 13, 2020.

Inventory declined by 4.9% compared to the end of the fiscal 2019 first quarter to $53.2 million. The Company is comfortable with the quality and composition of its inventory at quarter-end.

In the fiscal 2020 first quarter, capital expenditures totaled $2.8 million which reflects previously committed investments in infrastructure to support its digital initiatives compared to $2.7 million in the fiscal 2019 first quarter. In response to COVID-19, the Company subsequently has taken action to reduce its planned capital expenditures to maintenance levels. Total depreciation and amortization was $3.5 million compared to $3.5 million in the fiscal 2019 first quarter.

Preliminary First Quarter 2020 Results

The Company’s fiscal first quarter 2020 financial results and disclosures in this press release are preliminary and reflect the Company’s current views, including with respect to estimated charges for impairment of long-lived and right-of-use assets. Final financial results and other disclosures will be reported in the Company’s Quarterly Report on Form 10-Q to be filed with the Securities and Exchange Commission and may differ from the results and disclosures in this press release due to, among other things, the completion of closing and review procedures, change in management’s views including of estimates, and the occurrence of subsequent events. The Company urges you to read the Form 10-Q when it becomes available.

Note Regarding Non-GAAP Financial Measures:

In this press release, the Company’s financial results are provided both in accordance with generally accepted accounting principles (GAAP) and using certain non-GAAP financial measures. In particular, the Company provides historic income and income per diluted share adjusted to exclude certain costs and accounting adjustments, which are non-GAAP financial measures. These results are included as a complement to results provided in accordance with GAAP because management believes these non-GAAP financial measures help identify underlying trends in the Company’s business and provide useful information to both management and investors by excluding certain items that may not be indicative of the Company’s core operating results. These measures should not be considered a substitute for or superior to GAAP results. These non-GAAP financial measures are defined and reconciled to the most comparable GAAP measure later in this document.

Today’s Conference Call Webcast:

Build-A-Bear Workshop will host a live internet webcast of its quarterly investor conference call at 9 a.m. ET today. The audio broadcast may be accessed at the Company’s investor relations website, http://IR.buildabear.com. The call is expected to conclude by 10 a.m. ET.

A replay of the conference call webcast will be available in the investor relations website for one year. A telephone replay will be available beginning at approximately noon ET today until midnight ET on June 4, 2020. The telephone replay is available by calling (844) 512-2921. The access code is 13701600.

About Build-A-Bear:

Build-A-Bear is a global brand kids love and parents trust that seeks to add a little more heart to life. Build-A-Bear Workshop has over 500 stores worldwide where Guests can create customizable furry friends, including corporately-managed stores in the United States, Canada, China, Denmark, Ireland, Puerto Rico, and the United Kingdom, third party retail locations and franchise stores in Africa, Asia, Australia, Mexico, the Middle East and South America. Build-A-Bear Workshop, Inc. (NYSE: BBW) posted total revenue of $338.5 million in fiscal 2019. For more information, visit the Investor Relations section of buildabear.com.

Forward-Looking Statements:

This press release contains certain statements that are, or may be considered to be, “forward-looking statements” for the purpose of federal securities laws, including, but not limited to, statements that reflect our current views with respect to future events and financial performance. We generally identify these statements by words or phrases such as “may,” “might,” “should,” “expect,” “plan,” “anticipate,” “believe,” “estimate,” “intend,” “predict,” “future,” “potential” or “continue,” the negative or any derivative of these terms and other comparable terminology. All of the information concerning our future liquidity, future revenues, margins and other future financial performance and results, achievement of operating of financial plans or forecasts for future periods, sources and availability of credit and liquidity, future cash flows and cash needs, success and results of strategic initiatives and other future financial performance or financial position, as well as our assumptions underlying such information, constitute forward-looking information.

These statements are based only on our current expectations and projections about future events. Because these forward-looking statements involve risks and uncertainties, there are important factors that could cause our actual results, level of activity, performance or achievements to differ materially from the results, level of activity, performance or achievements expressed or implied by these forward-looking statements, including those factors discussed under the caption entitled “Risks Related to Our Business” and “Forward-Looking Statements” in our Annual Report on Form 10-K filed with the Securities and Exchange Commission (“SEC”) on April 16, 2020 and other periodic reports filed with the SEC which are incorporated herein.

All of our forward-looking statements are as of the date of this Press Release only. In each case, actual results may differ materially from such forward-looking information. We can give no assurance that such expectations or forward-looking statements will prove to be correct. An occurrence of or any material adverse change in one or more of the risk factors or other risks and uncertainties referred to in this Press Release or included in our other public disclosures or our other periodic reports or other documents or filings filed with or furnished to the SEC could materially and adversely affect our continuing operations and our future financial results, cash flows, available credit, prospects and liquidity. Except as required by law, the Company does not undertake to publicly update or revise its forward-looking statements, whether as a result of new information, future events or otherwise.

All other brand names, product names, or trademarks belong to their respective holders.

BUILD-A-BEAR WORKSHOP, INC. AND SUBSIDIARIES
Unaudited Condensed Consolidated Statements of Operations
(dollars in thousands, except share and per share data)

	13 Weeks		13 Weeks
	Ended		Ended
	May 2,	% of Total	May 4,	% of Total
	2020 (2)	Revenues (1)	2019	Revenues (1)
Revenues:
Net retail sales	$45,647	97.9	$81,048	96.0
Commercial revenue	333	0.7	2,754	3.3
International franchising	644	1.4	560	0.7
Total revenues	46,624	100.0	84,362	100.0
Cost of merchandise sold:
Cost of merchandise sold - retail (1)	33,352	73.1	44,420	54.8
Store asset impairment (2)	4,819	10.6	—	0.0
Cost of merchandise sold - commercial (1)	140	42.0	1,264	45.9
Cost of merchandise sold - international franchising (1)	255	39.6	440	78.6
Total cost of merchandise sold	38,566	82.7	46,124	54.7
Consolidated gross profit	8,058	17.3	38,238	45.3

Selling, general and administrative expense	26,725	57.3	35,808	42.4
Interest (income) expense, net	(3)	(0.0)	20	0.0
(Loss) income before income taxes	(18,664)	(40.0)	2,410	2.9
Income tax expense	2,540	5.4	1,213	1.4
Net (loss) income	$(21,204)	(45.5)	$1,197	1.4

(Loss) Income per common share:
Basic	$(1.42)		$0.08
Diluted	$(1.42)		$0.08
Shares used in computing common per share amounts:
Basic	14,926,097		14,612,575
Diluted	14,926,097		14,738,240
(1)	Selected statement of operations data expressed as a percentage of total revenues, except cost of merchandise sold - retail, cost of merchandise sold - commercial and cost of merchandise sold - international franchising that are expressed as a percentage of net retail sales, commercial revenue and international franchising, respectively. Percentages will not total due to cost of merchandise sold being expressed as a percentage of net retail sales, commercial revenue or international franchising and immaterial rounding.
(2)	Includes estimated charges for long-lived and right-of-use asset impairment for the three months ended May 2, 2020. See Preliminary First Quarter 2020 Results section within this release.

BUILD-A-BEAR WORKSHOP, INC. AND SUBSIDIARIES
Unaudited Condensed Consolidated Balance Sheets
(dollars in thousands, except per share data)

	May 2,	February 1,	May 4,
	2020 (1)	2020	2019

ASSETS
Current assets:
Cash and cash equivalents	$21,851	$26,726	$20,238
Inventories, net	53,238	53,381	56,004
Receivables, net	7,099	11,526	8,836
Prepaid expenses and other current assets	5,896	7,117	8,587
Total current assets	88,084	98,750	93,665

Operating lease right-of-use asset	124,112	126,144	145,025
Property and equipment, net	61,626	65,855	65,357
Deferred tax assets	-	3,411	3,241
Other intangible assets, net	-	-	607
Other assets, net	3,005	3,202	2,224
Total Assets	$276,827	$297,362	$310,119

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$22,905	$15,680	$20,996
Accrued expenses	10,395	16,536	7,608
Operating lease liability short term	32,963	30,912	29,769
Gift cards and customer deposits	18,530	20,231	19,026
Deferred revenue and other	2,603	2,605	2,006
Total current liabilities	87,396	85,964	79,405

Operating lease liability long term	118,416	119,625	139,407
Deferred franchise revenue	915	1,325	1,580
Other liabilities	1,643	1,717	1,287

Stockholders' equity:
Common stock, par value $0.01 per share	155	152	149
Additional paid-in capital	71,491	70,733	69,550
Accumulated other comprehensive loss	(11,909)	(12,079)	(12,120)
Retained earnings	8,720	29,925	30,861
Total stockholders' equity	68,457	88,731	88,440
Total Liabilities and Stockholders' Equity	$276,827	$297,362	$310,119
(1)	Includes estimated charges for long-lived and right-of-use asset impairment for the three months ended May 2, 2020. See Preliminary First Quarter 2020 Results section within this release.

BUILD-A-BEAR WORKSHOP, INC. AND SUBSIDIARIES
Unaudited Selected Financial and Store Data
(dollars in thousands)

	13 Weeks	13 Weeks
	Ended	Ended
	May 2,	May 4,
	2020 (2)	2019

Other financial data:

Retail gross margin ($) (1)	$12,295	$36,628
Retail gross margin (%) (1)	26.9%	45.2%
Capital expenditures (2)	$2,849	$2,733
Depreciation and amortization	$3,457	$3,512

Store data (3):
Number of corporately-managed retail locations at end of period
North America	313	307
Europe	55	58
Asia	1	1
Total corporately-managed retail locations	369	366

Number of franchised stores at end of period	80	90

Corporately-managed store square footage at end of period (4)
North America	716,760	712,782
Europe	78,786	83,344
Asia	1,750	1,750
Total square footage	797,296	797,876
(1)	Retail gross margin represents net retail sales less cost of merchandise sold - retail. Retail gross margin percentage represents retail gross margin divided by net retail sales. Store impairment is excluded from retail gross margin.
(2)	Capital expenditures represents cash paid for property, equipment, other assets and other intangible assets.
(3)	Excludes e-commerce. North American stores are located in the United States, Canada and Puerto Rico. In Europe, stores are located in the United Kingdom, Ireland and Denmark. In Asia, the store is located in China. Seasonal locations not included in store count.
(4)	Square footage for stores located in North America is leased square footage. Square footage for stores located in Europe is estimated selling square footage. Seasonal locations not included in the store count.

* Non-GAAP Financial Measures

BUILD-A-BEAR WORKSHOP, INC. AND SUBSIDIARIES
Reconciliation of GAAP to Non-GAAP Results
(dollars in thousands, except per share data)

	13 Weeks	13 Weeks
	Ended	Ended
	May 2,	May 4,
	2020	2019
(Loss) income before income taxes (pre-tax)	$(18,664)	$2,410
(Loss) income before income taxes adjustments:
COVID-19 activity (1)	20	-
Impairment and other charges (2) (3)	5,408	(456)
Foreign exchange losses (gains) (4)	846	(26)
Adjusted (loss) income before income taxes (adjusted pre-tax)	(12,390)	1,928

Income tax (expense) benefit	(2,540)	(1,213)
Tax adjustments:
Income tax impact: adjustments (5)	-	101
Income tax impact: CARES Act (6)	(773)	-
Valuation allowance (7)	3,272	-
Adjusted income tax (expense) benefit	(41)	(1,112)

Net (loss) income	(21,204)	1,197
Adjustments	8,773	(381)
Adjusted net (loss) income	$(12,431)	$816

Net (loss) income per diluted share (EPS)	$(1.42)	$0.08

Adjusted net (loss) income per diluted share (adjusted EPS)	$(0.83)	$0.06
(1)	Represents COVID-19 related expenses at our stores, warehouse, and headquarters.
(2)	Represents non-cash adjustments including estimated asset impairment charges related to store fixed assets and right-of-use operating lease assets, bad debt expense on franchisee receivables, and inventory impairment charges in the 13 weeks ending May 2, 2020 and May 4, 2019.
(3)	See Preliminary First Quarter 2020 Results section within this release.
(4)	Represents the consolidated impact of foreign exchange rates on the re-measurement of balance sheet items not denominated in functional currency recorded under the provisions of U.S. GAAP and transactional gains and losses. This does not include any impact on margin associated with the translation of revenues or the foreign subsidiaries' purchase of inventory in U.S. dollars.
(5)	Represents the aggregate tax impact of the pre-tax adjustments. As a result of the Company's full, global valuation allowance as of May 2, 2020, the Company cannot realize an income tax benefit on these adjustments for first quarter of fiscal 2020.
(6)	Represents the impact of the technical correction related to qualified leasehold improvements resulting from the CARES Act.
(7)	Represents the valuation allowance recorded on its net deferred tax assets in North America.

Contacts

Investors:
Voin Todorovic
Build-A-Bear Workshop
(314) 423-8000 x5221

Media:
PR@buildabear.com